Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the DWS California Tax-Free Income Fund (formerly Scudder California Tax-Free Income Fund) Class A, Class B, Class C and Class S Shares and DWS New York Tax-Free Income Fund (formerly Scudder New York Tax-Free Income Fund) Class A, Class B, Class C and Class S Shares (collectively the “Funds”) Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Funds’ Class A, Class B, Class C and Class S Shares Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 42 to the Registration Statement (Form N-1A, No. 2-81549) of our report dated October 10, 2006, on the financial statements and financial highlights of the Funds, included in the Funds’ Annual Report dated August 31, 2006.

/s/ERNST & YOUNG LLP

Boston, Massachusetts

November 27, 2006